Free Writing Prospectus Relating to the Preliminary Prospectus Supplement dated August 14, 2012 To the Prospectus dated August 5, 2011	Filed pursuant to Rule 433 Registration Statement No. 333-176104

Reinsurance Group of America, Incorporated.

$400,000,000

6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042

FINAL TERM SHEET

Dated August 14, 2012

Issuer:	Reinsurance Group of America, Incorporated

Security:	SEC Registered 6.20% Fixed-To-Floating Rate Subordinated Debentures due 2042 (the “ Debentures”)

Specified Currency:	U.S. Dollars

Principal Amount:	$400,000,000

Trade Date:	August 14, 2012

Settlement Date (T+5):	August 21, 2012

Maturity Date:	September 15, 2042

Interest Rate During Fixed Rate Period:	6.20%, from the issue date to but excluding September 15, 2022 or any earlier redemption date

Interest Payment Dates During Fixed Rate Period:	Payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing December 15, 2012, to and including September 15, 2022 (long first coupon), subject to Issuer’s option to defer interest payments

Day Count Convention During Fixed Rate Period:	30/360, unadjusted

Interest Rate During Floating Rate Period:	Three-month LIBOR, reset quarterly, plus 4.37% commencing on and including September 15, 2022 to the Maturity Date unless redeemed or repaid earlier

Interest Payment Dates During Floating Rate Period:	Payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing December 15, 2022 to the Maturity Date unless redeemed or repaid earlier, subject to Issuer’s option to defer interest payments

Day Count Convention During Floating Rate Period:	Actual/360, adjusted

Price to Public:	$25 per Debenture/100% of principal amount

Underwriting Discounts:	$5,410,937.50, reflecting 13,375,000 Debentures to be sold to institutional investors, for which the underwriters receive an underwriting discount of $0.25 per Debenture, and 2,625,000 Debentures to be sold to retail investors, for which the underwriters receive an underwriting discount of $0.7875 per Debenture

Proceeds to Issuer (after underwriting discount and before expenses):	$394,589,062.50

Optional Redemption:	Redeemable in whole at any time or in part from time to time on or after September 15, 2022, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date.

Redemption After the Occurrence of a Tax Event or Rating Agency Event:	Redeemable in whole, but not in part, at any time prior to September 15, 2022 within 90 days of the occurrence of a tax event or rating agency event, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures being redeemed, or (ii) present value of the (a) outstanding principal (discounted from September 15, 2022 to but excluding the redemption date) and (b) remaining scheduled payments of interest that would have been payable from the redemption date to and including September 15, 2022 (discounted from their respective interest payment dates to but excluding the redemption date) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the redemption date), at a discount rate equal to the Treasury Rate plus a spread of 0.50%, in each case, plus accrued and unpaid interest to but excluding the redemption date.

Authorized Denominations:	$25 and integral multiples of $25 in excess thereof

CUSIP/ISIN:	759351 703/ US7593517037

Joint Book-Running Managers:	Barclays Capital Inc. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Keefe, Bruyette & Woods, Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

The Issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated August 14, 2012 and an accompanying prospectus, dated August 5, 2011) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc at (877) 603-5847, UBS Securities LLC at (877) 827-6444, ext. 561 3884 or Wells Fargo Securities, LLC at 1-800-326-5897.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.